                     Deutsche Bank Commodity Harvest Index

                                   April 2008

Risks

    Commodities are speculative and highly volatile. The risk of loss in trading commodities can be substantial. Commodity prices may be subject to substantial and unpredictable fluctuations over short periods of time and may be affected by, among other things, a wide variety of regulatory, monetary and/or economic developments and policies. Prospective investors must independently assess the appropriateness of an investment in commodities in light of their own financial situation and investment objectives.

The price of an instrument and the commodities which comprise the index may be affected by numerous market factors, including events in the market for commodities, the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the index.

Commodity prices can be highly volatile and may impact negatively the value of an instrument. Volatility around the time of maturity could have a significant impact on the overall performance of an investment.

The value of any instrument linked to the index described herein will depend on, among other things, fluctuations in interest rates, the value of the commodities underlying the index, the time remaining to the maturity date, and associated options markets and hedging costs of the issuer. The value of any instrument may start to decline significantly if the value of the index is below the level of the index on the issue date of the instrument. Price movements may also be caused by changes in the credit spread of the issuer.

The receipt by the investor of monies owed under instruments linked to the index described herein is subject to and dependent on the issuer's abilities to pay such monies. Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of the issuer.

Investing in instruments linked to the index involves certain risks. Inherent in the index is the risk that the forward curves for the underlying futures contracts will unexpectedly move from a contangoed curve and remain as either a less contangoed curve or backwardated curve after long positions have been taken in such futures contracts. This switch would result in negative carry at a time when the optimum yield methodology has presumed that the underlying futures contract would result in positive carry. Further, because the index is composed of long and short positions, there is a risk that these positions could cancel each other out if the long "booster" position were identical to the short position in the GSCI Light Energy Index. This would occur if the optimum yield methodology selects the same futures contract for an underlying commodity as the fixed roll methodology used by the GSCI Light Energy Index which would result in flat returns for the index for that respective component.

Contents

DB Commodity Harvest Index

o        Executive Summary
o        Sources of Return in a Commodity Index
o        Concept and Construction
o        Performance and Descriptive Statistics
o        Appendix - Weights and Contracts
o        Contacts and Information

Executive Summary

Why invest in the DB Commodity Harvest Index?

The DB Commodity Harvest Index tracks a long-short rule-based strategy that uses the concept of "carry" to generate returns without directional exposure to the commodity markets.

Rule Based Index

o        The DB Commodity Harvest Index provides access to commodity "carry"
         through the application of a futures "optimum roll" strategy relative to a "fixed roll" strategy in the same underlying commodities
o        Monthly rebalancing of the two strategies keeps the Index's market exposure neutral and non- directional. Weights of each commodity are reset annually to match benchmark index
o        Investing via an index frees the investor from the mechanics of rolling the 24 underlying futures contracts
o        Carry trades may offer an attractive investment in both absolute return and portfolio diversification

Past performance is not indicative of future results

                                     page 4

Sources of Return in Commodities

Commodity indices invest in futures contracts and are subject to the impact of
"roll return."

Spot Return:         Return resulting from the change in the value of a commodity futures contract

Roll Return:         Return from the change in value of a commodity futures contract resulting from its movement over time along its forward curve - also known as "roll yield" or "carry."

Backwardation:*      The roll return (carry) is Positive

o Negative slope or inverted "backward" forward curve
o Supply disruption price elasticity
o Risk premium at near-term delivery - "convenience yield" theory

Contango:*           The roll return (carry) is Negative

o Positive slope or "normal" upward forward curve
o Typically reflects markets that are not as price elastic to supply shocks
o Market participants pay a "cost of carry" for deferred payment and delivery
o Time value of money, storage costs and delivery are all priced into the deferred premium

*Definitions:

Backwardation: market condition where the futures price is lower in the distant delivery months than in the near delivery months Contango: market condition where the future price for distant delivery is higher than near delivery months, often due to the costs of storing and insuring the underlying commodity; opposite of backwardation

                                     page 5

Sources of Return in Commodities

Backwardation Example: WTI Crude

FOR ILLUSTRATIVE PURPOSES ONLY

WTI Crude normally has high demand with only a finite supply available for immediate delivery.

This may create a market where near dated contracts trade at a premium to contracts for future delivery.

*This graph is designed to illustrate the concept of "backwardation"
particularly the maximization of positive roll yield based on the assumption of a constant spot price. The hypothetical premium amounts cannot completely account for financial risk attendant to actual trading, and losses can occur as a result of the spot movement. As such, the graph does not represent actual results, which may vary substantially from those shown in the above-referenced analysis, nor does the graph provide an indication or guarantee of future results

                                     page 6

Sources of Return in Commodities

Contango Example: Gold

FOR ILLUSTRATIVE PURPOSES ONLY

Gold normally has insurance and storage costs associated with future delivery.

This may create a market where future dated contracts trade at a premium to contracts for immediate delivery.

*This graph is designed to illustrate the concept of "contango" particularly the maximization of negative roll yield based on the assumption of a constant spot price. The hypothetical premium amounts cannot completely account for financial risk attendant to actual trading, and losses can occur as a result of the spot movement. As such, the graph does not represent actual results, which may vary substantially from those shown in the above-referenced analysis, nor does the graph provide an indication or guarantee of future results

                                     page 7

Sources of Return in a Commodity Index

Roll Return or "Carry" is a major determinant in the performance of commodity returns

From 1989 to 2004 roll yield (or carry) averaged +9.0% p.a., contributing more than spot returns (+6.0% ) to the Deutsche Bank Liquid Commodity Index performance. However, in the past two years, roll returns were negative based on negative carry in energy.

Excess Return = Spot Return + Roll Return

Roll Returns in the Performance of DBLCI Sub-Indices

Past Performance is not indicative of future performance
Source: DB internal data

                                     page 8

Sources of Return in a Commodity Index

Contract selection and roll return can have a significant impact in the overall return of the index

Deutsche Bank's proprietary optimum yield ("OY") technology rolls into the contract that maximizes positive roll yield (in a backwardated market) or minimizes negative roll yield (in a contango market) from the list of tradable futures which expire in the next 13 months

                                     page 9

Concept and Construction of the Commodity Harvest Index

Applying the DB "OY" optimum yield technology to an existing index to boost returns

By selecting contracts according to "OY" optimum roll yield rules, DB seeks to boost the returns of the S&P GSCITM Light Energy Index to create a "Booster
Index"

Booster Index performance is retrospectively calculated prior to 30 December
2007. Such retrospective performance calculations do not represent actual trading, do not involve financial risk, and may present sharp differences to actual results. No representation is made that the index's performance will or is likely to achieve results similar to those shown.

                                     page 10

Past performance is not indicative of future results

Concept and Construction of the Commodity Harvest Index

Performance of the DB Commodity Harvest Index TR

      The DB Commodity Harvest rebalances mechanically in order to extract alpha and eliminate spot market risk.

o        The Index is rebalanced every month to reduce spot price exposure created by performance differences between long and short legs.

o        Additional reweighting occurs annually to match the annual reweighting of the S&P GSCITM Light Energy

o        The Index is well diversified among 24 underlying commodities for risk reduction (see page 13 for weightings)

*Source: Deutsche Bank, 2008, Bloomberg , Jan 1998 to April 22, 2008

Booster Index performance is retrospectively calculated prior to 30 December
2007. Such retrospective performance calculations do not represent actual trading, do not involve financial risk, and may present sharp differences to actual results. No representation is made that the index's performance will or is likely to achieve results similar to those shown.

                                     page 11

Past performance is not indicative of future results

Performance and Descriptive Statistics

Historical Returns

Correlation with other asset classes

Source: Deutsche Bank, 2008, Bloomberg , 01 Jan 1998 - 22 Apr 2008

Past performance is not indicative of future results

* The DBLCI-MR and DB Commodity Harvest have existed since February 2003 and
December 2007, respectively. The results from their respective inception dates through April 2008 represent actual performance (gross of fees). Results prior to inception dates are based on historical simulations, run from January 1998 for the DBLCI-MR and the DB Commodity Harvest through their respective inception dates, which do not reflect the performance of the actual indices. This hypothetical performance is provided as an illustration and should not be relied upon in reaching an investment decision. No representation is made that performance of the commodity-linked indices would have been the same or similar to the hypothetical performance reflected.

                                     page 12

Exhibit I - Index Composition

Weight and contracts currently used in the DB Commodity Harvest Index

Long position rolls into the contract that maximizes positive roll yield (in a backwardated market) or minimizes negative roll yield (in a contango market)
from the list of tradable futures which expire in the next 13 months.

Short position follows a
monthly rolling schedule
irrespective of the shape of the
forward curve.

Long/Short strategy is
rebalanced monthly according to
the differences of the
performance of long and short
legs to maintain spot neutrality

For more details about the Deutsche Bank Commodity Harvest Index, refer to the Index Prospectus page 13

Market Data Sources

Bloomberg Tickers:

DB Commodity Harvest - Total Return                              DBCMHLTU
DB Commodity Harvest - Excess Return                             DBCMHLEU

                                    page 14

Important Notes

The analysis set forth herein is based on information we believe to be reliable, including internal models, certain assumptions (all of which are subject to change without notice) and available market data, which may be internally generated..

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche
Bank's wealth management activities for high net worth clients around the world.

Investors should consider an investment linked to the indices described herein only after careful consideration and consultation with their legal, tax, accounting and other advisers as to the suitability of the investments in light of their own particular financial, tax and other circumstances and the information set out in this document and the other documents we provide to you.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to such offering that Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and such offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche
Bank AG, any agent or any dealer participating in such offering will arrange to send you the prospectus, prospectus supplement and other documents relating to the offering if you so request by calling toll-free 1-800-311-4409.[Graphic
Appears Here]

S&P GSCI Disclaimer

These materials are not sponsored, endorsed, sold or promoted by Standard &
Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). Standard & Poor's
does not make any representation or warranty, express or implied, to the owners of any instrument linked to the indices described herein or any member of the public regarding the advisability of investing in securities generally or in any instrument linked to the indices described herein or the ability of S&P GSCI
Index to track general commodity market performance. S&P's only relationship to
Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P and of S&P GSCI Index, which indices are determined, composed and calculated by
S&P without regard to Deutsche Bank AG any instrument linked to the indices described herein. S&P has no obligation to take the needs of Deutsche Bank AG or the owners of any instrument linked to the indices described herein into consideration in determining, composing or calculating S&P GSCI Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of any instrument linked to the indices described herein to be issued or in the determination or calculation of the equation by which the S&P GSCI Index are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of any instrument linked to the indices described herein.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF S&P GSCI INDEX OR
ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, OWNERS OF ANY INSTRUMENT
LINKED TO THE INDICES DESCRIBED HEREIN OR ANY OTHER PERSON OR ENTITY FROM THE
USE OF S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR
IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDICES OR ANY
DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL
DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH
DAMAGES.

S&P GSCI Index is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Deutsche Bank AG.

S&P GSCI Disclaimer

Your return on an investment linked to the indices described herein will be dependent on the performance of the indices during the term of the instrument.
There is no assurance that the commodities which comprise the index will have positive performance and past performance of any of the commodities which comprise the index is not a guarantee, nor necessarily indicative, of their future performance.

Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication was prepared solely in connection with the promotion or marketing, to the extent permitted by applicable law, of the matter addressed herein, and was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular circumstances.

                                    page 16